Exhibit 21
List of Subsidiaries of Granite Construction Incorporated

Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business

Granite Construction Company	California	Bartholomew Construction
California Granite Company
California Granite Construction Company
C.B. Concrete Company
Construction Products Company
Granite Construction Company
Granite Construction Company, Inc.
Granite Construction Company of California
Granite Construction Company of Connecticut
Granite Construction Company of Nebraska
Granite Construction Company of Utah
Granite Construction Supply

GILC Incorporated	California	GILC Incorporated
GILC Incorporated of California
GILC Incorporated of Missouri

Granite Construction Northeast, Inc.	New York	Granite Construction Northeast, Inc.

Wilder Construction Company	Washington	Wilder Construction Company